Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements, and related financial statements included in Schedule 1, of Melco Crown Entertainment Limited (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, dated March 28, 2012 appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu

Hong Kong

December 14, 2012